Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of August 24, 2026 (the “Effective Date”) by and between Envoy Medical Corporation, a Minnesota corporation (the “Company”), and Robert Potashnick, an individual resident of the State of Minnesota (the “Executive”).

WITNESSETH:

WHEREAS, the Executive shall be hired as an employee to serve as Chief Accounting Officer and Vice President of Finance of the Company, the Company desires to secure the Executive’s services for the Company, and the Executive is willing to make such services available to the Company; and

WHEREAS, for purposes of securing the Executive’s services for and as an employee of the Company, the Company has directed the proper officers of the Company to enter into an employment agreement with the Executive on the terms and conditions set forth herein; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has authorized the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Employment; Employment Period.

(a) As of the Effective Date, the Company hereby agrees to hire and employ the Executive as its Chief Accounting Officer and Vice President of Finance, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be effective as of the Effective Date and will remain in effect until the third anniversary of the Effective Date (the “Employment Period”), provided that the Employment Period shall be automatically extended for additional one year terms unless either the Company or Executive provides the other party with notice of non-renewal at least 120 calendar days prior to the expiration of the Employment Period.

(b) The Executive hereby represents and warrants to, and covenants with, the Company that the execution and delivery by the Executive of this Agreement does not, and the Executive’s performance of the Executive’s obligations hereunder will not, constitute a breach of any agreement, written or oral, to which the Executive is a party or by which the Executive is bound, and will not subject the Company to any claims by Executive’s current or former employer(s), business partners or affiliates.

2.	Duties and Positions.

During the term of this Agreement while employed by the Company, the Executive shall devote the Executive’s full business time and attention to the business and affairs of the Company and shall use the Executive’s reasonable best efforts to advance the interests of the Company and its parent and subsidiaries and perform such duties as are consistent with the Executive’s position as Chief Accounting Officer and Vice President of Finance, as may be assigned to the Executive by the Chief Executive Officer or the Board of Directors of the Company (the “Board of Directors”). The Executive represents and warrants that he has disclosed to the Chief Executive Officer all existing contract and advisory work or services being provided to other organizations as of the Effective Date and will obtain the written approval of the Chief Executive Officer before performing any new or increase in any contract or advisory work or board of directors service to any other organization. Executive agrees that any such work will not interfere with Executive’s duties for the Company or conflict with them.

3.	Base Salary, Incentive Compensation, Change in Control Vesting of Equity Awards.

(a) In consideration of the services rendered by the Executive under this Agreement, the Company shall pay to the Executive during the period the Executive is employed by the Company a base salary at the rate of $315,000 per annum (the “Base Salary”). The Base Salary shall be paid in accordance with the Company’s customary payroll practices. The Base Salary may be adjusted from time to time as determined by the vote of the Board of Directors or its Compensation Committee. The Base Salary may not be adjusted downward unless part of a salary reduction applicable to all employees or all management employees and with the Executive’s written consent.

(b) The Executive will be eligible for incentive compensation or equity compensation as may be determined by the Board of Directors or its Compensation Committee (“Incentive Compensation”). The Company will issue to the Executive a stock option to purchase 250,000 shares of Class A Common Stock at the closing trading price on the Effective Date. During the first twelve months of the term of the Agreement (“Initial Period”), the Executive will be eligible for a target bonus in an amount equal to 15% of the Executive’s base salary. Such Initial Period bonus will be earned upon the Company’s achievement of the Bonus Milestones established by the Compensation Committee. In future periods, the Executive shall also be eligible for incentive cash or equity compensation on such terms as shall be approved by the Compensation Committee.

(c) Upon a Change in Control, subject to Executive remaining an employee of the Company through such Change in Control, all remaining unvested shares subject to the Executive’s outstanding options or other compensatory equity awards covering shares of the Company’s common stock will accelerate vesting in full as of immediately prior to the completion of the Change in Control.

For purposes of this Section 3(c), “Change in Control” means the occurrence of the first to occur of any of the following events:

(i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board of Directors will not be considered a Change in Control; or

(ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors (“Directors”) is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Change in Control definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined in Section 7 below). Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

4.	Executive Benefit Plans and Programs; Working Facilities and Expenses.

(a) The Executive shall be entitled to vacation time consistent with the Company's policies for paid time off (“PTO”) and such other holiday, sick and personal days, if any, as provided in the Company’s policy for employees and sick and safe leave as required by law (if not provided for under Company’s existing policy). Unused PTO can be carried over into any subsequent year, but the vacation accrual cannot exceed two weeks. At termination of Executive’s employment, accrued but unused and unpaid PTO shall be paid out to Executive in accordance with Company’s policy and standard practice; subject to Executive’s compliance with notice requirements.

(b) While employed by the Company, and subject to the Company’s right to amend, modify or terminate any plan or program, the Executive shall be entitled to participate in and receive benefits under all of the Company’s employee welfare benefit plans and programs, as the Company may maintain from time to time, in accordance with the terms and conditions of such plans and programs and in accordance with the Company’s customary practices, including but not limited to hospitalization, medical and major medical, life, accidental death and dismemberment, travel accident and short term and long term disability insurance plans, or any other employee benefit plan, program, policy, practice, arrangement or entitlement made generally available by the Company in the future to its employees subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs, policies, practices, arrangements or entitlements.

(c) During the term of this Agreement and while employed by the Company, the Executive’s principal place of employment shall be at the Company’s facilities in Minnesota or such other location as the Executive and the Company may mutually agree upon. The Company and the Executive may work remotely to the extent remote work is consistent with any remote work policies adopted by the Company and the direction of the Chief Executive Officer. During such period, the Company shall not be entitled to permanently transfer the Executive without the Executive’s prior written consent. During such period, the Company shall also reimburse the Executive for the Executive’s reasonable ordinary and necessary business expenses, including travel and reasonable entertainment expenses, incurred in connection with the performance of the Executive’s duties under this Agreement, upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require and in accordance with the terms of the Company’s expense reimbursement policy as may be in effect from time to time.

(d) During the term of this Agreement and while employed by the Company and subject to Chief Executive Officer’s prior written approval (not to be unreasonably withheld), Company agrees to reimburse Executive for reasonable expenses incurred directly by Executive for maintaining Executive’s active CPA license, including but not limited to annual dues for the AICPA, MNCPA, and Minnesota Board of Accountancy, and registration fees for local professional education courses required for maintenance of the Executive’s active CPA license.

5.	Termination of Employment with Company Liability.

(a) In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of:

(i) the Executive’s voluntary resignation from employment with the Company upon at least 30 calendar days’ prior written notice to the Company within 30 calendar days of the following: (A) any failure to timely pay the Executive’s Base Salary as provided in Section 3 which is not remedied by the Company within seven calendar days following written notice thereof from the Executive; or (B) a material breach of this Agreement by the Company, which is not remedied by the Company within 30 calendar days following written notice thereof from the Executive; or (C) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 4 or as otherwise mutually agreed upon by the Executive and the Company, which is not remedied by the Company within 30 calendar days after the Company’s receipt of written notice thereof from the Executive; or (D) a material adverse change in the Executive’s working conditions, functions, duties, reporting relationship, or responsibilities, which the Company fails to cure within 30 calendar days following written notice thereof from the Executive; (any of clauses (A) - (D) being referred to herein as “Good Reason”); or

(ii) the discharge of the Executive by the Company for any reason other than for Cause as provided in Section 6(a) and not due to the Executive’s death as provided in Section 5(b) or Disability as provided in Section 5(c); then, subject to Section 5(d) and Section 7, the Company shall pay or provide, as applicable, to the Executive (collectively, the “Termination Severance Payments”):

(x)	the Executive’s earned but unpaid salary, and earned but unpaid Incentive Compensation, if applicable, as of the date of the termination of the Executive’s employment with the Company;

(y)	the benefits, if any, to which the Executive is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs in accordance with the Company’s regular payroll practices; and

(z)	severance pay at the rate of the Base Salary then in effect, payable monthly, for a period of six months.

(b) In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of the death of the Executive while employed by the Company, the Company shall pay to the Executive’s surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to the Executive’s estate, in addition to any other benefits to which the Executive (or the legal representative of the Executive’s estate, as applicable) is then entitled under the Company’s applicable benefit plans and programs, in a lump sum within 30 calendar days following the date of the Executive’s death, the Executive’s earned but unpaid salary as of the date of Executive’s death, and an amount equal to the sum of 12 months of the Executive’s Base Salary at the rate in effect on the date of Executive’s death.

(c) In the event that the Company terminates Executive’s employment with the Company during the term of this Agreement due to the Executive’s Disability, the Company shall pay to the Executive, in addition to any other benefits to which the Executive is then entitled under the Company’s applicable benefit plans and programs, (i) in a lump sum within 30 calendar days of the date of such termination for Disability, the Executive’s earned but unpaid salary as of the date of the termination of the Executive’s employment with the Company, and (ii) subject to Section 7, severance pay with an aggregate value equal to the sum of 12 months of the Executive’s Base Salary at the rate in effect on the date of such termination for Disability.

For purposes of this Agreement, “Disability” means the Executive’s total and permanent disability within the meaning of the Company’s long-term disability plan for employees, if any, or if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive in accordance with the Executive’s obligations under Section 2 hereof for a period of three consecutive months or for shorter periods aggregating three months during any twelve month period. If there is a dispute with respect to whether the Executive has incurred a Disability, the parties shall submit the issue of the Executive’s Disability to a panel composed of three physicians whose decision on the issue shall be binding upon the parties. The Executive and the Company shall each appoint one member of the panel and the two members so elected shall appoint the third member of the panel. The Executive shall attend examination by said physicians at such time and place as the Company shall reasonably direct. The expenses of such examination shall be borne by the Company.

(d) The Executive shall be entitled to the Termination Severance Payments set forth in Section 5(a) only if the Executive executes within 60 calendar days of termination of employment, does not rescind, and fully complies with a release agreement in a reasonable form supplied by the Company, which will include, but not be limited to, a comprehensive release of claims against the Company and its directors, officers, employees and all related parties, in their official and individual capacities (the “Release”). For clarification the Release will not include any claims where a release or waiver is prohibited by law. Any Termination Severance Payments will be first made following the expiration of any recission period included in the Release.

6.	Termination without Additional Company Liability.

In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “Cause”, which, for purposes of this Agreement, shall mean a discharge because: (i) the Executive has intentionally and willfully failed to perform the Executive’s assigned duties under this Agreement (including for these purposes, the Executive’s inability to perform such duties consistent with customary practices as a result of drug or alcohol dependency) in any material respect and the Executive has not cured such failure within 30 calendar days following written notice thereof from the Company; (ii) the Executive has intentionally and willfully engaged in illegal conduct in connection with the Executive’s performance of services for the Company; (iii) the Executive has been convicted of, or pleaded guilty or nolo contendere (or similar plea) to, a felony or a crime of moral turpitude; (iv) the Executive has intentionally and willfully violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order with respect to the Executive’s performance of services for the Company; (v) the Executive has filed a petition in bankruptcy or been adjudicated bankrupt by a court of competent jurisdiction, which has materially and adversely affected the Company; or (vi) the Executive has intentionally and willfully breached in any material respect the material terms of this Agreement and the Executive does not cure such failure within 30 days following written notice thereof from the Company;

(b) the Executive’s voluntary resignation from employment with the Company for reasons other than those specified in Section 5(a)(i); or

(c) the expiration of this Agreement in accordance with its terms;

then the Company shall have no further obligations under this Agreement, other than the payment to the Executive of the Executive’s earned but unpaid salary, accrued but unused and unpaid PTO (subject to required advance notice provided), and earned but unpaid bonus compensation, if applicable, as of the date of the termination of the Executive’s employment with the Company and the provision of such other benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs.

For purposes of Section 6(a) above, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

7.	Section 409A.

(a) The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities and ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payments or benefits to be provided to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. To the extent required to be exempt from or comply with Section 409A, references to the termination of the Executive’s employment or similar phrases used in this Agreement will mean the Executive’s “separation from service” within the meaning of Section 409A.

(b) Any payments or benefits paid or provided under this Agreement that satisfy the requirements of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(4), or that qualify as payments made as a result of an involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii) that is within the limit set forth thereunder, will not constitute Deferred Payments for purposes of this Section 7.

(c) Notwithstanding any provisions to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to the Executive’s death), then the Deferred Payments that are payable within the first six months following the Executive’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of Internal Revenue Code of 1986, as amended (the “Code”), become payable on the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the date six months following the Executive’s separation from service, then any payments delayed in accordance with this subsection (c) will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to such payment or benefit.

(d) The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Executive have any discretion to choose the Executive’s taxable year in which any payments or benefits are provided under this Agreement. In no event will the Company or any parent, subsidiary or other affiliate of the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless the Executive for any taxes, penalties or interest that may be imposed, or other costs that may be incurred and assessed on Executive, as a result of Section 409A unless caused by the gross negligence or misconduct of Company or as a result of Company’s non-compliance with applicable law.

(e) To the extent necessary to comply with Section 409A, reimbursements of expenses will be subject to this subsection (e). No right to the reimbursement of expenses pursuant to this Agreement will be subject to liquidation or exchange for another benefit, and the amount of expenses eligible for reimbursement pursuant to this Agreement during the Executive’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year of the Executive. Any reimbursement of expenses pursuant to this Agreement will be limited to the duration of the Executive’s lifetime or such shorter period as set forth in this Agreement. Any reimbursements will be paid no later than last day of the taxable year of the Executive immediately following the taxable year in which the expense is incurred by the Executive.

(f) The Company (and any parent, subsidiary or other affiliate of the Company, as applicable) will have the right and authority to deduct from any payments or benefits all applicable federal, state, local, and/or non-U.S. taxes or other required withholdings and payroll deductions (“Withholdings”). Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and any parent, subsidiary or other affiliate of the Company, as applicable) is permitted to deduct or withhold, or require the Executive to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits. Neither the Company nor any parent, subsidiary or other affiliate of the Company will have any responsibility, liability or obligation to pay the Executive’s taxes arising from or relating to any payments or benefits paid by Company and received by Executive under this Agreement.

(g) For purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and formal guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

8.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, the Executive’s legal representatives and testate or intestate distributees, and the Company, its successors and assigns, including any successor by merger or consolidation or conversion to stock form or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Any such successor of the Company shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Company, and the Executive’s obligations hereunder shall continue in favor of such successor. For the avoidance of doubt, the Executive agrees that the Company may assign this Agreement to Envoy Medical, Inc., the Company’s corporate parent.

9.	Notices.

Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered if delivered personally or sent by overnight courier, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Company:

Envoy Medical Corporation

4875 White Bear Parkway

White Bear Lake, MN 55110

With a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.

60 South Sixth Street

Suite 1500

Attn: Andrew Nick

Minneapolis, MN 55068

If to Executive:

Robert Potashnick

[* * * * *]
[* * * * *]

10.	Dispute Resolution.

Except for any controversies, claims, or disputes alleging or asserting claims of discrimination, the parties agree that any dispute, claim or controversy arising out of or relating to the rights or obligations of the parties under this Agreement, or the interpretation or breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA. Any party may commence arbitration hereunder by delivering notice to the other party or parties to the dispute, claim or controversy. The arbitration shall be conducted by one (1) arbitrator designated by the AAA under its rules. The arbitrator will be bound by the substantive law of the State of Minnesota, but will not be bound by the rules of evidence and procedure customary in courts of law. The arbitrator shall be required to submit a written statement of the Executive’s findings and conclusions within 30 days after the presentation of all evidence to the Executive by the parties to the arbitration proceeding. The award of the arbitrator shall be final, binding and conclusive on the parties; provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrator shall be bound by such restrictions. Judgment upon the award may be entered in any United States court having jurisdiction thereof. The arbitration proceedings shall be conducted in Minneapolis, Minnesota. The parties shall equally split the expenses of the arbitrator. The arbitrator shall determine in the Executive’s award which party is the non-prevailing party in such arbitration (which determination shall be final and binding on the parties), and the non-prevailing party shall pay the reasonable legal fees and expenses of the prevailing party.

11.	Non-Solicitation, Confidentiality, Non-Disparagement, Intellectual Property.

(a) The Executive hereby covenants and agrees that, during the Executive’s employment by the Company, and following the termination of the Executive’s employment with the Company for the applicable period set forth on Exhibit A hereto, the Executive shall not, without the prior written consent of the Company, either directly or indirectly:

(i) solicit, recruit or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company or any of its subsidiaries, who was such an officer or employee at the time of the Executive’s termination of employment, to terminate the Executive’s employment with the Company or any of its subsidiaries. Notwithstanding the above, it shall not constitute or be considered a violation of this section if such solicitation or recruitment occurs through a general recruitment advertisement in any local or national newspaper or other publication or on any website or online, or for any person who independently first initiates contact with Executive;

(ii) solicit, provide any information, advice or recommendation or take any other action intended to have the effect of causing any customer or prospective customer of the Company or any of its subsidiaries to terminate an existing business or commercial relationship, or fail to consummate a business or commercial relationship, as the case may be, with the Company or any of its subsidiaries. Notwithstanding the foregoing, this provision will only apply to customers or prospective customers of the Company with whom, during the 12-month period prior to the termination of Executive’s employment with Company, Executive, directly or indirectly, had contact on behalf of Company and which (A) had a contract or business relationship with Company, (B) negotiated to contract with or enter into a business relationship with Company, or (C) was, directly or indirectly, solicited by Executive to do business with Company.

(b) The Executive acknowledges that in the Executive’s employment with the Company the Executive will occupy a position of trust and confidence. The Executive shall not, except as may be required to perform the Executive’s duties for the Company, to perform or abide by Executive’s ethical obligations under the rules of professional responsibility or as required by applicable law, without limitation in time or until such information shall have become generally available to the public other than by the Executive’s unauthorized disclosure, disclose to others or use (for the benefit of Executive or any other person other than Company or its subsidiaries), whether directly or indirectly, any Confidential Information regarding the Company except as otherwise authorized by this Agreement or by the Board of Directors or Chief Executive Officer. “Confidential Information” shall mean information about the Company or any of its subsidiaries, that was learned by the Executive (from whatever source) during the Employment Period , including (without limitation) any proprietary knowledge; trade secrets; data; client and customer lists; the identities of business partners; employee data; financial, marketing, sales, forecast, budget, and non-public business information; business methods or plans; marketing and sales strategies; product or service development strategies; and all documents, papers, resumes, and records (in whatever medium) containing, incorporating or reflecting such Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to Executive; (ii) becomes publicly known or made generally available after disclosure by the Company to Executive through no wrongful action or omission by Executive; (iii) was authorized to be disclosed by the Chief Executive Officer or Board of Directions; or (iv) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that the Company derives substantial benefit from maintaining such information in confidence.

(c) Other than in the performance of Executive’s duties for Company, Executive will not remove from Company’s premises, including at the time of Executive’s separation from the Company’s employ, any Company Property or Confidential Information in any form, whether an original, copy or reproduction unless such is expressly permitted in writing by the Chief Executive Officer. “Company Property” includes, but is not limited to, all tangible property; any written, printed or otherwise recorded information, including documents, records, reports and notes; data in any form, including (but not limited to) magnetic, optical or other electronic versions thereof or other written, computer-readable or magnetically or electronically stored information; computer equipment; computer disks and files; I.D. cards, access cards and keys; and other materials made or compiled by, or made available to Executive by Company or its subsidiaries during the Executive’s employment by the Company, and any copies thereof, whether or not they contain Confidential Information. Company Property is and at all times shall be the sole and exclusive property of the Company. Upon termination of Executive’s employment, or at any time when requested by the Company, Executive will leave at Company’s place of business or return to the Company all Company Property then in Executive’s possession.

(d) The Executive acknowledges and agrees that the restrictions contained in Sections 11(a) are necessary to protect the business interests of the Company. The Executive agrees that each of the restrictions contained in Sections 11(a) shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company except as to compensation. Except where prohibited or restricted by law, the Executive agrees that the existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Agreement, except as to compensation.

(e) The Executive acknowledges and agrees that in the event of a breach of this Agreement by Executive, the Company will suffer irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief against Executive by injunction or otherwise from any court of competent jurisdiction.

(f) During the Employment Period and thereafter, unless authorized by the Board of Directors or Chief Executive Officer, Executive shall not, directly or indirectly, make any public statement (whether written, oral, by means of electronic communications, or otherwise), whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities or any products or services offered by any of these, except to the extent specifically required or allowed by law.

(g) During the Employment Period and thereafter, the Company shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Executive, except to the extent specifically required by law, and then only after consultation with the Executive. For purposes of this Section 11(g), the conduct or statements of the Company shall refer to actions or statements made, directly or indirectly, by the executive officers and directors of the Company and shall not include any actions or statements of other employees of the Company.

(h) Executive agrees that the Executive will disclose promptly and fully to the Company all works of authorship, inventions, discoveries, concepts, improvements, designs, processes, software, or any improvements, enhancements, or documentation of or to the same that Executive develops, makes, works on or conceives, individually or jointly with others during the Employment Period, whether or not in the course of Executive’s work for the Company or with the use of the Company’s time, materials or facilities and which is, or by reasonable extension could be, in any way related or pertaining to or connected with the present or anticipated business, development, work or research of the Company or which results from or are suggested by any work Executive may do for the Company, and whether produced during normal business hours or on personal time (collectively the “Work Product”). Executive shall make and maintain adequate and current written records and evidence of all Work Product, including drawings, work papers, graphs, computer records and any other documents, which shall be considered Company Property. Notwithstanding the provisions of this paragraph,

(i) Work Product shall not include any information, experience, knowledge or intangibles contained in Executive’s memory or any information, materials, wording, language, or knowledge Executive had or obtained prior to or after the Employment Period (“Executive Work Product”), unless such Work Product obtained after the Employment Period is derived from Company Intellectual Property Rights. To the extent any Executive Work Product is allowed by the terms of this Agreement to be incorporated into and is incorporated by Executive into Work Product (“Works”), Executive grants Company and its subsidiaries a worldwide, royalty-free, sublicensable, non-exclusive, irrevocable license to use, reproduce, modify, distribute, and create derivatives works of such Works for Company’s and its subsidiaries business purposes.

(j) To the fullest extent permitted by law, except as otherwise provided herein, the Executive agrees that all right, title and interest, including all Intellectual Property Rights (as defined below), in and to the Work Product are hereby irrevocably assigned to the Company and shall become the exclusive property of the Company without any further act required of the Executive. To the extent permitted, Work Product constituting a work of authorship under the Copyright Act shall be deemed a “work made for hire” of the Company at the time of creation. Except as otherwise provided herein, the parties intend that any and all copyright and other Intellectual Property Rights in the Work Product, including without limitation any and all rights to distribute and reproduce such Work Product in any and all media throughout the world, are the sole property of the Company. Consistent with the recognition of the Company’s absolute ownership of all Work Product, the Executive agrees that the Executive shall not (i) use any Work Product for the benefit of any person other than the Company or (ii) grant any other person or entity any rights in the Work Product without Company’s prior written consent.

(k) The Company and its nominees solely shall have the right to use and apply for common law and statutory protections of the Work Product, including all patents, copyrights, mask work rights, and other intellectual property rights, in any and all countries and jurisdictions. Executive agrees to assist the Company, or its designee, at the Company’s expense, to secure the Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries and jurisdictions, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for, obtain, perfect and assign such rights in the name of the Company. Executive further agrees that Executive’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of the Employment Period and of this Agreement. If, following 10 days written notice from the Company, the Executive fails, refuses, or is unable, due to disability, incapacity, or death, to execute such documents relating to the Work Product, Executive hereby appoints any of the Company’s officers as Executive’s attorney-in-fact to execute such documents on the Executive’s behalf but only to the extent such documents are required to effectuate Company’s rights to the Work Product as granted to Company and specified herein. This power of attorney is coupled with an interest and is irrevocable without the Company’s prior written consent.

(l) For purposes of this Agreement, the term “Intellectual Property Rights” shall mean, on a world-wide basis, any and all now known or hereafter known tangible and intangible (i) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask works, (ii) trademark and trade name rights and similar rights, including all goodwill associated therewith (iii) trade secret rights and database rights, (iv) patent rights, all rights associated with designs, algorithms, computer programs, methods of doing business, ideas, concepts, techniques, inventions (whether patentable or not), processes and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force, both domestic and foreign (including any rights in any of the foregoing).

(m) The Executive represents and warrants to the Company that (i) there are no agreements, understandings or claims that would adversely affect Executive’s ability to assign all right, title and interest in and to the Work Product to the Company; (ii) the Executive has the legal right to grant the Company the assignment of the Executive’s interest in the Work Product as set forth in this Agreement; and (iii) Executive has not brought and will not bring to the Executive’s employment hereunder, or use in connection with such employment, any trade secret, confidential or proprietary information, or computer software, except for such of the foregoing that the Executive and the Company have a right to use for the purposes for which it will be used.

(n) Executive understands that nothing in this Agreement limits or prohibits Executive from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in or complying with any investigation, subpoena, warrant, regulatory, licensing, or administrative request or proceeding that may be conducted by, any federal, state or local government, regulatory, or licensing agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law or regulation, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement limits employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. Notwithstanding, in making any such disclosures or communications, Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product without Company’s prior written consent unless the privileged or protection has already been waived by Company or under the law.

(o) For the avoidance of doubt, nothing in this Section 11 shall limit any action taken by Executive during the Employment Period this is (i) taken in Executive’s capacity as officer or employee of the Company, (ii) required to protect Company’s business interests or reputation, or (iii) to mitigate or prevent a breach, violation of law or other inappropriate or harmful conduct; nor shall any provision of this Section 11 prevent the Executive from taking any action as may be necessary for Executive to abide by Executive’s ethical obligations under the rules of professional responsibility applicable to Executive as an attorney.

12.	Miscellaneous.

As a condition of employment hereunder, Executive shall cooperate with the Company’s human resource protocols applicable to officers and directors and employee generally. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any relevant jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other relevant jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction to the minimum extent necessary to remove any portion of any such invalid, illegal or unenforceable provisions necessary to make the balance of such provision valid, legal and enforceable. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times. The Company shall have no right to offset any amounts or benefits owed to the Executive hereunder with respect to any amounts then alleged to be due from the Executive to the Company. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions applicable to Executive that are required to be withheld pursuant to any applicable law, regulation or to effectuate Executive’s choices and options under a Company benefit plan or program. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without reference to conflicts of law principles. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. For all purposes of this Agreement, any reference to subsidiaries of the Company shall be deemed to refer to any entity of which the Company is a direct or indirect owner of 50% or more of (x) the combined voting power of shares of all classes of stock if such entity is a corporation, (y) the combined voting power, the capital interest or the profits interest if such entity is a partnership or limited liability Company or (z) the beneficial interest if such entity is a trust or unincorporated enterprise. Any reference to a section number, or to herein, hereof or hereunder, shall, except to the extent specified otherwise, be deemed to refer to a section of this Agreement. This Agreement, together with any of the Executive’s award agreements (to the extent not modified hereby) and the Company’s equity plans, in each case governing the terms of the Executive’s outstanding equity awards covering shares of the Company’s common stock (the “Award Documents”), contains the entire agreement of the parties relating to the subject matter hereof and thereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof and thereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. This Agreement shall supersede any agreement between the parties with respect to the subject matter hereof (with the exception of any Award Documents), and the Executive shall not be entitled to any payments under any such agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set their hand, effective as of the day and year first above written.

COMPANY:

Envoy Medical Corporation

By:	/s/ Brent Lucas
Name:	Brent Lucas
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Robert Potashnick
Robert Potashnick

EXHIBIT A

TERMINATION OF EMPLOYMENT/IMPACT ON
SECTION 11 RESTRICTIVE COVENANTS

Employment Termination Event	Nonsolicitation (Section 11(a)) – Applicable Periods
Involuntary termination by Company with “Cause”	Nonsolicitation period – 24 months
Voluntary termination by Executive without “Good Reason”	Nonsolicitation period – 24 months
Voluntary termination by Executive with “Good Reason”	Nonsolicitation period – 24 months
Involuntary termination by Company without “Cause”	Nonsolicitation period – 24 months